EXHIBIT 99.1








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NEWS RELEASE                                                    January 15, 2013

     FSI Announces an Increase in Fourth Quarter and Full Year 2012 Revenue

VICTORIA, BRITISH COLUMBIA, January 15, 2013 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces a year over year increase in revenues for fourth quarter (Q4), and full year (FY) 2012.

Flexible Solutions' fourth quarter top line revenue increased from $3.37million (Q4, `11) to $3.85million (Q4, `12), up 14% year over year. Top line revenue for Full Year 2012 increased from $15.52million (FY,'11) to $16.40million (FY, '12), up 6% year over year.

Mr. Dan O'Brien, CEO, comments, "We are pleased to see revenue growth resume and expect the rate of growth to accelerate well beyond the 2012 full year rate in 2013. The strength of the agriculture and energy sectors will largely dictate the final numbers, but I also count on our dedicated team to achieve this growth."

The largest increase in FSI's sales came from the agriculture sector. The product is used to increase fertilizer availability to crops, creating higher yields with no increase in the amount of fertilizer used. Given current crop prices, the cost of using FSI's product is a fraction of the value of the yield increase, which results in a significant net profit for growers, dealers and distributors.

Complete financial results will be available March 30, 2013 concurrent with our SEC full year filings.

            About Flexible Solutions International Flexible Solutions

International, Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, is an environmental technology company. The Company's NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and can result in reduced indoor pool humidity. The Company's Ecosavr product targets the residential swimming pool market providing the same savings as Heatsavr.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.


                        Flexible Solutions International
                615 Discovery Street, Victoria, BC V8T 5G4 CANADA
                                Company Contacts

                                                                     Jason Bloom
                                                              Tel:  250.477.9969
                                                        Toll Free:  800.661.3560
                                                               Fax: 250.477.9912
                                               Email: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: alishap@flexiblesolutions.com To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com